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                                                                   EXHIBIT 10(D)

                         MODIFIED, AMENDED AND RESTATED
                                    TERM NOTE

$2,384,395.23                                                Birmingham, Alabama
                                                                   June 15, 2001

         FOR VALUE RECEIVED, Martin Industries, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of AmSouth Bank, an Alabama banking corporation (the "Lender"), at the Main Office of the Lender in Birmingham, Alabama, in lawful money of the United States of America, the principal amount of Two Million Three Hundred Eighty-Four Thousand Three Hundred Ninety-Five and 23/100 Dollars ($2,384,395.23), in fifteen (15) consecutive monthly installments of $158,959.68 each, the first of which shall be due and payable on July 15, 2001, and one of which shall be payable on the 15th day of each succeeding month in each year, to and including September 15, 2002, on which date the entire remaining principal balance, together with accrued interest thereon, shall be due and payable, and to pay interest from the date hereof until payment in full on the unpaid principal balance hereof at the rate per annum (computed on the basis of the actual number of days elapsed over an assumed year of 360 days, as more particularly set forth below) equal to one percentage point (100 basis points) in excess of the rate of interest designated by the Lender from time to time as its prime rate (the "Prime Rate"), as set forth in Section 2.03(a) of the Loan agreement (as hereinafter defined), it being expressly understood and agreed that the Prime Rate is merely an index rate used by the Lender to establish lending rates and that the Prime Rate is not necessarily the Lender's most favorable lending rate. Such interest shall be payable monthly in arrears in like money at said Main Office on the 15th day of each month, for the period ending on that date, commencing on June 15, 2001, and upon September 15, 2002.

         Interest will be computed on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will equal the amount obtained by multiplying the stated interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360. Any change in the interest rate on this note because of a change in the Prime Rate shall take effect on the effective date of such change in the Prime Rate as announced by the Lender without notice to the undersigned and without any further action by the Lender. Changes in the Prime Rate are discretionary with the Lender. The interest rate hereunder is also subject to adjustment upon the occurrence of an Event of Default under the Loan Agreement dated as of January 7, 1993, between the Borrower and the Lender, as amended through June 15, 2001 (the "Loan Agreement"), and under certain circumstances provided for in the Loan Agreement.

         Upon the occurrence and during the continuance of any Event of Default (such term and other capitalized terms used in this note that are not otherwise defined herein having the meanings defined for them in the Loan Agreement), this note shall bear interest (as liquidated damages and not as a penalty) at a default interest rate equal to two percentage points (200 basis points) in excess of the Prime Rate in effect from time to time (computed on the basis of the actual number of days elapsed over an assumed year of 360 days, as more particularly set forth above). In addition, if any scheduled payment is in default for twelve (12) or more days, this note shall bear an additional interest charge equal to two and one-half percent (2.5%) of the amount of the payment that is in default, but not less than $10 nor more than the maximum allowed by law. This provision shall not


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be deemed to excuse a late payment or be deemed a waiver of any other right the
Lender may have, including without limitation, the right upon the occurrence of an Event of Default to declare the entire unpaid principal balance and accrued interest thereon immediately due and payable.

         Notwithstanding the foregoing, for the purpose of enabling the Lender to send periodic billing statements in advance of each interest payment date reflecting the amount of interest payable on such interest payment date, at the option of the Lender, the Prime Rate in effect 15 days prior to each interest payment date shall be deemed to be the Prime Rate as continuing in effect until the date prior to such interest payment date for purposes of computing the amount of interest payable on such interest payment date. If the Lender elects to use the Prime Rate 15 days prior to the interest payment date for billing purposes, and if the Prime Rate changes during such 15-day period, the difference between the amount of interest that in fact accrued during such period and the amount of interest actually paid will be added to or subtracted from, as the case may be, the interest otherwise payable in preparing the periodic billing statement for the next succeeding interest payment date. In determining the amount of interest payable at the final maturity or upon full prepayment of this note, all changes in the Prime Rate occurring on or prior to the day before the final maturity date or the date of such full prepayment shall be taken into account.

         This note is being executed and delivered to modify, amend and restate in its entirety, effective as of the Effective Date of the Fifth Amendment, the Term Note dated January 7, 1993, in the face amount of $11,934,000 (the "Initial Note"). Notwithstanding the execution of this note, the outstanding indebtedness evidenced by the Initial Note shall remain in full force and effect and shall hereafter be evidenced by this note, and nothing contained herein shall be construed as effecting any novation, payment or accord and satisfaction of such indebtedness.

         This note is the Modified, Amended and Restated Term Note referred to in the Fifth Amendment, and is subject to all of the provisions of the Loan Agreement, including without limitation, those providing for optional prepayment, and acceleration by the Lender upon default, all as set forth in said Loan Agreement. This note is executed in renewal, extension and modification of the Initial Note, and is given in substitution therefor. The terms of this note shall be applicable commencing on the Effective Date of the Fifth Amendment. The terms of the Initial Note shall continue to be applicable prior to the Effective Date. The Lender may retain the Initial Note in its file along with this note until the indebtedness evidenced hereby has been paid in full.

         Nothing contained herein shall be construed to release, satisfy, discharge, terminate, subordinate or otherwise adversely affect or impair (a) the validity or enforceability of the indebtedness evidenced by the Initial Note, as modified, amended and restated hereby, (b) the validity, perfection or priority of the Liens of the Security Documents as security for such indebtedness, or of any of the other Loan Documents, or (c) the liability of any obligor for the repayment of such indebtedness.


                            [SIGNATURE PAGE FOLLOWS.]


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                                          MARTIN INDUSTRIES, INC.


                      By                    /s/ JAMES W. TRUITT
                         -------------------------------------------------------
                              Its Vice President and Chief Financial Officer
                                               P.O. Box 128
                                         301 East Tennessee Street
                                          Florence, Alabama 35631

                                         Taxpayer I.D.: 63-0133054


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